Exhibit 99.1

TELEVIDEO, INC. ANNOUNCES

SALE OF THIN CLIENT BUSINESS TO NEOWARE SYSTEMS, INC.

San Jose, CA – October 7, 2005 – TeleVideo, Inc (OTC BB:TELV.PK), a developer and manufacturer of thin client hardware and software, today announced that it has completed the previously announced divestment of its thin client business to Neoware Systems, Inc. (Nasdaq: NWRE).

TeleVideo divested its thin client business, including intellectual property, customer lists, customer relationships, and goodwill. The transaction was completed for $3.35 million in cash.  Neoware is not assuming any liabilities or acquiring inventory as a result of this transaction. TeleVideo customers now have access to Neoware’s broad range of thin client, software, and support options. ThoughtStorm Strategic Capital served as TeleVideo’s financial advisor throughout the transaction.

About TeleVideo, Inc.

A pioneering Silicon Valley company, TeleVideo, Inc. (OTC: BB TELV.PK) began in 1975 as the innovator and market leader of smart text terminals, a market that it continues in to this day. TeleVideo continued to innovate by developing Windows-based thin client hardware and software solutions for corporate and vertical IT professionals and end-users. TeleVideo’s family of TeleCLIENT products allows for secured, manageable and cost-effective network computing. For more information, please visit www.televideo.com or contact Richard Kim at (408) 954-8333.

About Neoware Systems, Inc.

Neoware is a leading provider of enterprise software, thin client appliances, and related services that make computing more open, secure, reliable, affordable and manageable. By employing open technologies and eliminating the obsolescence built into standard personal computer architectures, Neoware helps enterprises leverage server-based computing architectures to increase security and reliability, enhance flexibility, as well as lower their total cost of ownership.

Neoware’s software products enable enterprises to gain control of their desktops, stream software on-demand, and to integrate mainframe, midrange, UNIX and Linux applications with Windows® environments and the Web. Its thin client appliances and software enable enterprises to run applications on servers and display them across wired or wireless networks on secure, managed, reliable appliances that cost as little as one-fourth the price of today’s typical business personal computer. The company’s global development, services, and support provide customers with customized solutions that facilitate their specialized computing needs.

Neoware’s products are available worldwide from IBM, as well as from select, knowledgeable resellers. More information about Neoware can be found on the Web at http://www.neoware.com or via email at info@neoware.com. Neoware’s global headquarters is in King of Prussia, PA.

This press release includes forward-looking statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically indicated by the presence of words such as “expect,” “anticipate,” “believe,” “intend,” “may,” “predict,” “will be,” and other similar expressions. These forward-looking statements cover, among other items, statements regarding the consummation of any transaction.  Any forward-looking statements are not guarantees of future performance and actual results could differ materially from those anticipated as a result of certain risks and uncertainties, some of which are beyond the control of the Company. A description of the risk factors affecting the Company’s business can be found in TeleVideo, Inc.’s Safe Harbor Compliance Statement included as Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended October 31, 2004.